EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Star Equity Holdings, Inc.
Old Greenwich, Connecticut

We hereby consent to the incorporation by reference of our report dated July 24, 2024 relating to the combined financial statements of Timber Technologies, LLC and Affiliate, as of and for the years ended December 31, 2023 and 2022, appearing in this Current Report on Form 8-K/A.

/s/ Boulay PLLP
Minneapolis, Minnesota
July 29, 2024